Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley - Sr. Vice President-Finance
Dover, Delaware, November 28, 2006	(302) 857-3745

Michael Tatoian to Join Dover Motorsports, Inc.

As Executive Vice President

DOVER, Del. – Dover Motorsports, Inc. (NYSE: DVD) has announced the appointment of Michael Tatoian to the position of Executive Vice President effective January 1, 2007.

Tatoian will participate in the oversight of the Dover Motorsports, Inc. family of tracks, which includes Dover International Speedway, Gateway International Raceway, Memphis Motorsports Park, and Nashville Superspeedway. He will assist with strategic planning, business development, and management of brand marketing for all Dover Motorsports, Inc. tracks. Tatoian will report directly to Denis McGlynn, President and CEO.

“Michael brings a wealth of talent to the position,” said McGlynn. “We are pleased to welcome him aboard, and we’re confident that his many years of sports industry experience will be a great value to Dover Motorsports.”

Tatoian has more than 20 years of experience in professional sports ownership, management and operations. Prior to joining Dover Motorsports, Inc., Tatoian served as Chief Executive Officer and Managing Partner of Victory Sports Group, LLC. In his role there, he oversaw the development and management of professional sports organizations, including minor league baseball, minor league hockey and a NASCAR Busch Series team. Tatoian also previously served as Chief Operating Officer of United Sports Ventures, Inc., an umbrella sports company that owned and operated eight minor league teams.

Tatoian is a graduate of the University of Northern Iowa, with a degree in Public Relations and Marketing. He and his wife Tammy plan to relocate to the Dover area with their children, Natasha, 16, and identical twin boys, Nick and Zach, 13.

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.